As filed with the Securities and Exchange Commission on December 3, 2019

Registration No. 333- _______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PAVMED INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-1214177
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Grand Central Place, Suite 4600 New York, New York (212) 949-4319	Lishan Aklog, M.D. Chairman of the Board and Chief Executive Officer PAVmed Inc. One Grand Central Place, Suite 4600 New York, New York (212) 949-4319
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)	(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David Alan Miller, Esq.

Jeffrey M. Gallant, Esq.

Graubard Miller

405 Lexington Avenue, 11th Floor

New York, New York 10174

Telephone: (212) 818-8800

Fax: (212) 818-8881

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act of 1933, check the following box. [  ]

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act of 1933, check the following box. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
Emerging Growth Company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.001 per share(3)	18,922,148	$0.865	$16,367,658.02	$2,124.53
Total				$2,124.53

(1)	In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be adjusted to cover the additional shares of common stock pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee, based upon the average of the high and low prices of the common stock, as reported by the Nasdaq Capital Market on November 29, 2019, in accordance with Rule 457(c) promulgated under the Securities Act of 1933, as amended.

(3)	Represents a good faith estimate of the shares of common stock underlying the senior secured convertible note issued by the registrant in a private placement, with such amount equal to 200% of the maximum number of shares issuable upon conversion of such note, assuming for purposes hereof that (x) such note is convertible at $1.60 per share, the initial conversion price, and (y) interest on such note accrues through September 30, 2021, without taking into account the limitations on the conversion of such note set forth in such note, and further assuming that the Investor Notes (as defined in this registration statement) are repaid in full on March 30, 2020.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated December 3, 2019

Preliminary Prospectus

PAVMED INC.

18,922,148 SHARES OF COMMON STOCK

This prospectus covers up to 18,922,148 shares of our common stock that may be offered for resale or otherwise disposed of by the selling stockholders set forth under the caption “Selling Stockholders” beginning on page 21 of this prospectus, including their pledgees, assignees or successors-in-interest.

The shares offered for resale consist of shares underlying the Series A senior secured convertible notes, or “Series A Notes,” and Series B senior secured convertible notes, or “Series B Notes,” issued by us in a private placement completed in November 2019, or the “Private Placement.” In this prospectus, we refer to the Series A Notes and the Series B Notes, collectively, as the “2019 Convertible Notes.”

We will not receive any proceeds from the sale or other disposition of the shares by the selling stockholders.

Our common stock is listed for trading on the Capital Market of The Nasdaq Stock Market, or “Nasdaq,” under the symbol “PAVM.” On November 29, 2019, the last reported sale price of our common stock was $0.869.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 in this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ____________, 2019

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3, or the “Registration Statement,” that we have filed with the Securities and Exchange Commission, or the “SEC.” It is important for you to read and consider all of the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement before making any decision whether to invest in our common stock. This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document, as described in “Where You Can Find More Information” beginning on page 25 in this prospectus. You should also read and consider the additional information contained in the documents that we have incorporated into this prospectus by reference.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to give or provide any information different from the information that is contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement and, if given, such information must not be relied upon as having been made or authorized by us. The information contained in this prospectus is accurate only as of the date on the front of this prospectus and information appearing in any applicable prospectus supplement is accurate only as of the date of the applicable prospectus supplement. Additionally, any information we have incorporated by reference in this prospectus or any applicable prospectus supplement is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus or any accompanying prospectus supplement does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

We have proprietary rights to trademarks used in this prospectus, including PAVmedTM, PortIOTM, CaldusTM, CarpXTM, EsoCheckTM, EsoGuardTM, NextCathTM, DisappEARTM, NextFloTM and “Innovating at the Speed of LifeTM.” Solely for our convenience, trademarks and trade names referred to in this prospectus may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights to these trademarks and trade names.

Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus supplement to “PAVmed,” the “Company” and “we,” “us” and “our” are to PAVmed Inc., a Delaware corporation, and its subsidiaries, including Lucid Diagnostics, Inc., or “Lucid,” and Solys Diagnostics, Inc., or “Solys.”

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PROSPECTUS SUMMARY

This summary contains basic information about us but does not contain all of the information that is important to your investment decision. You should read this summary together with the more detailed information contained elsewhere in this prospectus supplement and the accompanying base prospectus and the documents incorporated herein and therein by reference.

Our Company

We are a highly differentiated multi-product medical device company organized to advance a broad pipeline of innovative medical technologies we believe address unmet clinical needs and possess attractive market opportunities to commercialization. Since our inception on June 26, 2014, our activities have focused on advancing the lead products in our pipeline towards regulatory approval and commercialization, while protecting our intellectual property, and strengthening our corporate infrastructure and management team. As resources permit, we will continue to explore internal and external innovations meeting our project selection criteria without limiting ourselves to any target specialty or condition.

Our multiple products are in various phases of development and regulatory clearances or approvals. EsoCheck has received 510K clearance from the Food and Drug Administration, or “FDA,” to be marketed as a medical device. EsoGuard has been established as a Laboratory Developed Test, or “LDT.” Our other products in development have not yet received clearance or approval to be marketed or sold in the U.S. or elsewhere. We have been granted patents by the U.S. Patent and Trademark Office, or “USPTO,” for CarpX and PortIO. In addition, we have acquired licenses to certain patents and intellectual property for DisappEAR from Tufts University and a group of academic centers; for EsoGuard and EsoCheck from Case Western Reserve University, or “CWRU”; and, more recently, for infrared technology to non-invasively detect glucose in tissue within the in-patient field of use from Liquid Sensing, Inc. We have begun to promote, through various industry periodicals, trade shows, and key opinion leader discussions, the upcoming commercial availability of the EsoCheck cell collection devices and the EsoGuard testing kits for later this year. We are continuing to further develop and refine our commercialization strategy in the U.S. for the balance of our product portfolio and to seek commercialization partnerships worldwide. The following is a brief overview of our five lead medical technologies under development, including CarpX, EsoGuard and EsoCheck, PortIO, DisappEAR, and NextFlo.

CarpX

Our CarpX product is designed to be a minimally invasive device for the treatment of carpal tunnel syndrome, or “CTS,” and which is expected to be reimbursed under existing surgical codes. We believe CarpX will dramatically reduce recovery times compared to traditional open surgery and will target an estimated immediately addressable market opportunity exceeding $1 billion with more than 600,000 traditional invasive CTS procedures performed in the U.S. each year. In addition, an estimated 1.5 million CTS patients continue to suffer in silence rather than undergoing traditional invasive surgery due to concerns over the prolonged recovery time associated with an open incision. CTS is the leading cause of worker’s compensation claims in the U.S.

We have been working closely with the FDA to secure U.S. regulatory clearance of CarpX through the FDA’s 510(k) pathway, which is based on demonstrating substantial equivalence, or “SE,” to a previously cleared predicate device. CarpX is being manufactured in Massachusetts by a medical device contract manufacturer with lines scalable to accommodate demand for the foreseeable future following regulatory clearance. We have advanced, in partnership with our design and contract manufacturing partners, our CarpX product from concept to working prototypes, completed successful benchtop and cadaver testing confirming the device consistently cuts the transverse carpal ligament, as well as commercial design and development, and performed pre-submission verification and validation testing.

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On November 27, 2017, we filed with the FDA a premarket notification submission for CarpX under section 510(k) of the Food, Drug and Cosmetic Act, or the “FDCA,” using a commercially available carpel tunnel release device as a predicate. The initial 510(k) application review period expired before the FDA’s branches were able to reach a consensus on SE and it therefore recommended a 510(k) re-submission following an in-person pre-submission meeting held on January 7, 2019. During this meeting, the FDA recommended clinical testing to definitively document CarpX procedural safety in humans and indicated data from a properly structured clinical study outside of the U.S. would be acceptable, precluding the need to engage in the FDA’s time-consuming Investigational Device Exemption, or “IDE,” process required for U.S. studies. PAVmed offered to amend its previously planned first-in-human, or “FIH,” clinical trial in New Zealand to meet this clinical testing recommendation and postponed the initiation of the amended study until study parameters were finalized with the FDA. We reached a consensus with the FDA on the parameters of the CarpX FIH safety study, including pre- and post-operative electrodiagnostic testing to document device safety. The CarpX FIH clinical trial is a single-arm, two-surgeon, 20-patient study of the CarpX procedure in carpal tunnel syndrome patients, with a device safety primary endpoint defined as the absence of certain serious device-related adverse events over a limited 90-day follow-up period.

The CarpX FIH clinical safety study, performed in New Zealand, is nearly complete. All 20 patients underwent successful minimally invasive carpal tunnel release using the CarpX device and met the study’s primary effectiveness endpoint. The 17 patients who have completed their final 90-day follow-up all met the study’s primary safety endpoint. We expect to achieve 100% follow-up, with the remaining three patients scheduled to complete their 90-day follow-up in the coming days. There have been no device-related adverse events. We anticipate that we will be able to incorporate the data from clinical safety study and resubmit the CarpX FDA 510(k) application in early January 2020. We will also be preparing to submit CarpX for CE Mark clearance in Europe which will incorporate data from the FIH clinical safety study.

EsoCheck & EsoGuard

In May 2018, Lucid, our majority-owned subsidiary, entered into a patent license agreement with CWRU, for the exclusive worldwide license of the intellectual property rights for two distinct proprietary technologies referred to as EsoCheck and EsoGuard.

Our EsoGuard proprietary technology is intended to detect the primary precursor condition to esophageal cancer, namely Barrett’s Esophagus, or “BE,” and includes two distinct proprietary technologies, the EsoCheck esophageal cell collection device and the EsoGuard esophageal DNA assay. The EsoGuard DNA assay and the EsoCheck cell collection device, which collects cells from a targeted region of the esophagus in a five-minute office-based procedure, are revolutionary proprietary technologies. The EsoCheck cell collection device also has promising applications apart from use with the EsoGuard DNA assay.

The incidence of esophageal adenocarcinoma, or “EAC,” the most common cancer of the esophagus, has quadrupled over the past 30 years. Its prognosis, however, remains dismal, with less than 20% of patients surviving five years. We are pursuing the development of the EsoCheck and EsoGuard technology to provide the estimated 50 million at-risk patients a non-invasive, less costly test to detect BE to enable treatment of esophageal cancer at an early stage.

The primary cause of the EAC form of esophageal cancer is Gastroesophageal Reflux Disease, or “GERD,” commonly known as chronic heartburn or acid reflux, wherein stomach acid refluxes into the esophagus. GERD affects 20-40% of Western adult populations, according to published epidemiological data. The repeated exposure to stomach acid can lead to pre-cancerous changes in the esophagus lining, a condition known as BE. Nearly all patients diagnosed with EAC have evidence of previously undetected BE. If detected before the EAC esophagus cancer develops, BE can be successfully treated, usually with non-surgical approaches. Heartburn symptoms, commonly seen in patients with acid reflux with or without BE, can easily be treated with over-the counter medications, while endoscopy, the current standard-of-care diagnostic test, is expensive, invasive, and requires sedation. As a result, widespread screening for BE is not currently practical or cost-effective.

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EsoGuard technology is progressing through a two-phase regulatory and commercialization strategy which seeks to maximize the long-term commercial opportunity while providing near-term commercial milestones.

EsoGuard is a methylated DNA biomarker diagnostic test which has been shown in a published human study to be highly accurate at detecting BE, a precursor to highly lethal esophageal cancer in patients with GERD. We believe the EsoGuard DNA assay, when performed on samples collected by the EsoCheck cell collection device, has the potential to save many lives through early BE detection. The estimated immediately addressable domestic market opportunity for EsoGuard is at least $2 billion based on tens of millions of U.S. GERD patients who are BE screening candidates according to published guidelines.

The EsoGuard Laboratory Developed Test, or “LDT,” validation process has been completed at the central reference laboratory in Cleveland, OH. As part of our long-term commercialization strategy, we established a strategic contractual relationship with ResearchDx, based in Irvine, CA. ResearchDx is a state-of-the-art, highly automated contract diagnostic organization certified pursuant to federal Clinical Laboratory Improvement Amendments, or “CLIA,” requirements to support the marketing of the EsoGuard LDT. We currently expect ResearchDx will have the capacity to process and report on the volume of expected patient samples using EsoGuard for the foreseeable future. ResearchDx is also manufacturing the custom EsoGuard specimen collection kits and will be performing the assay for the clinical trial. Lucid has successfully transferred the assay and associated bioinformatic software from the university laboratory to ResearchDx Inc., with near perfect correlation, and has completed the laboratory validations of the CLIA and College of American Pathologists certification process which is expected to be completed in December, at which point Lucid will commercially launch EsoGuard as an LDT, starting with major gastroenterology centers of excellence.

The process to secure Medicare and subsequently private payor reimbursement for the EsoGuard LDT is progressing steadily. At the end of March 2019, Lucid submitted EsoGuard to the American Medical Association, or the “AMA,” as the first step in the Proprietary Laboratory Analysis, or “PLA,” process to secure a diagnostic Current Procedural Terminology, or “CPT,” billing code and subsequently cleared additional hurdles, including technical advisory review, the CPT Editorial Review Panel, and the Center for Medicare and Medicaid Services, or “CMS,” Clinical Laboratory Fee Schedule, or “CLFS,” Annual Public Meeting in late June where proposed payment methodology and amounts were presented. The AMA assigned EsoGuard PLA code 0114U “Gastroenterology (Barrett’s Esophagus), VIM and CCNA1 methylation analysis, esophageal cells, algorithm reported as likelihood for Barrett’s Esophagus” effective October 1, 2019.

At the CLFS public meeting in late June 2019, we recommended CMS initially price 0114U via crosswalk to the CPT code for Genomic Health’s Oncotype Dx assay (81519), which is currently paid at $3,873. At the July 2019 CDLT advisory panel meeting, however, a majority of the panel recommended gap-fill for 0114U. Gap-fill is a process through which the individual Medicare administrative contractors establish initial first year payment amounts for new codes based on charges for the test, discounts to the charges, resources required to run the test, payment rates established by other payers for the test, and charges, payment amounts, and resources required for other tests may be comparable or otherwise relevant. Then, in year two, CMS pays for the test at the median of the contractor determined amounts. In September 2019, CMS issued a preliminary payment determination for 0114U recommending gap-fill. CMS will accept public comments on the preliminary determination and issue a final determination by the end of 2019. We expect to have further discussion with CMS before a gap-fill or crosswalk methodology is finalized to establish the initial payment rate for EsoGuard LDT.

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In June 2019, we received 510(k) marketing clearance for the EsoCheck cell collection device from the FDA, which determined EsoCheck is substantially equivalent to legally marketed predicate devices for its indications for use, namely “the collection and retrieval of surface cells of the esophagus in the general population of adults, 22 years of age or older.” Since EsoCheck is FDA-cleared as a generic esophageal cell collection device, through Lucid, we are pursuing other market opportunities in prevalent esophageal conditions other than BE.

Eosinophilic Esophagitis, or “EoE,” is a common inflammatory condition of the esophagus whose incidence has grown dramatically in the past two decades and frequently coexists with inflammatory bowel disease. EoE patients currently undergo multiple invasive endoscopies to monitor response to treatment. Lucid will be sponsoring a University of Pennsylvania pilot study to determine whether EsoCheck can replace endoscopy in the surveillance of EoE patients, which may have a dramatic clinical and economic impact on the disease. Investigators at the University of Pennsylvania have received Institutional Review Board approval for a small pilot human study, targeted to launch in the first quarter of 2020, which will be comparing EsoCheck to endoscopy to monitor response to treatment in EoE patients.

Also, patients with compromised immune systems, such as bone marrow transplant and HIV patients, often undergo endoscopy to evaluate swallowing difficulties to rule out fungal or viral infectious esophagitis. Lucid is engaged with physicians caring for these patients to determine whether these conditions can be diagnosed with EsoCheck instead of endoscopy.

The long-term strategy of Lucid is to secure a specific indication, based on published guidelines, for widespread BE screening using EsoGuard on samples collected with EsoCheck. This requires having the EsoGuard system cleared by the FDA as an In-Vitro Diagnostic, or “IVD,” device, a process which is progressing at an accelerated pace in close collaboration with its medical and regulatory advisors, including the former director of the FDA’s IVD office. An FDA meeting to discuss a Lucid Diagnostics Inc. sponsored, two-arm clinical study to be performed in support of this indication and the clinical data requirements to support a future de novo or Pre-Market Approval, or “PMA,” pathway submission was conducted on October 9, 2019. Consequently, we have begun contracting with a multinational clinical research organization, or “CRO,” to establish the outsourced infrastructure to begin enrolling patients in January 2020. The screening arm of this study will enroll GERD patients without a prior diagnosis of BE who satisfy the American College of Gastroenterology guidelines for BE screening. The case control arm will enroll patients with a previous diagnosis of non-dysplastic BE, dysplastic BE or EAC. In both arms, EsoGuard and EsoCheck will be compared to the deemed gold standard of endoscopy with biopsies.

PortIO

Our PortIO implantable intraosseous vascular access device is being developed for up to seven days of continuous use. The intraosseous route, which is well established, provides a means for infusing fluids, medications and other substances directly into the bone marrow cavity which communicates with the central venous circulation via nutrient and emissary veins. We have been granted two patents with broad independent claims covering the device technology and methods underlying PortIO.

We have advanced, in partnership with our design and contract manufacturing partners, our PortIO product from concept to working prototypes, benchtop, animal, and cadaver testing, commercial design and development, verification and validation testing. We are pursuing an FDA clearance for use in patients with a need for vascular access up to seven days, under de novo classification of section 513(f)2 of the FDCA. The broader “seven days” clearance is being pursued in discussion with FDA following our previous initial submission to the FDA for a 510(k) premarket notification for use in patients only requiring 24-hour emergency type vascular access.

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We have successfully completed extensive pre-clinical animal and cadaver testing in close consultation with the FDA, in support of our application. An FDA pre-submission meeting is scheduled for January 8, 2020, during which we will review the clinical protocol for a small single-center clinical safety study in New Zealand in up to 25 patients with 30-day post-explant follow-up. We will launch the clinical safety study in support of our de novo application after receiving FDA feedback on the protocol during and after the pre-submission meeting.

A long-term animal study of PortIO has demonstrated unprecedented six-month maintenance-free implant duration. These unprecedented results stand in stark contrast to all other commercially available vascular access devices which require regular flushes to prevent occlusions and device failure. In Q1 2020, PAVmed will launch a 60-day implant duration PortIO clinical study in dialysis patients and those with poor venous access in Columbia, South America, to demonstrate this long-term maintenance-free implant duration in humans.

DisappEAR

Our DisappEAR product is a resorbable pediatric ear tube based on a proprietary aqueous silk technology.

We have advanced the development of our DisappEAR product in partnership with our design and contract manufacturing partners and our academic partners at Tufts University and Harvard Medical School. A three-month animal study of the DisappEAR resorbable pediatric ear tube has been completed with excellent results. The resorbable ear tubes, machined from blocks of a proprietary silk technology, performed very well from a functional and anatomic point of view, retaining their position and remaining patent for the duration of the study. In addition, the ear tubes demonstrated unexpected surfactant properties which appear to provide several unique benefits over traditional plastic tubes, including enhanced flow of fluids in and out of the tube and potential intrinsic antimicrobial properties. Finally, there were no cases of otorrhea, which is a difficult to manage condition where pus and fluid drains out of the middle ear and into the ear canal. When traditional plastic ear tubes are used in clinical practice, as well as in this animal model, otorrhea typically occurs in at least 25-30% of recipients, despite administration of antibiotic ear drops. Additional animals are being followed for longer durations to confirm device stability and corroborate the low incidence of otorrhea. In-vitro antimicrobial testing is also being performed to determine whether the surface properties have antimicrobial properties without the need for antibiotic coating and a six-month good laboratory practice animal study is nearing completion. We are also in active discussions with a large strategic partner to produce commercial-scale aqueous silk to support a future FDA 510(k) submission and commercialization.

NextFlo

Our NextFlo product is being developed as a highly accurate intravenous infusion system with a new concept of variable flow resistors, whereby the variable resistor does not have to be mechanically linked to the infusion drive mechanism. We believe this technology will permit hospitals to return to gravity-driven infusions and eliminate expensive and troublesome electronic pumps for most of the over one million hospital infusions performed in the U.S. each day.

The NextFlo disposable intravenous, or “IV,” infusion set has achieved a key milestone in its quest to eliminate the need for complex and expensive electronic infusion pumps for most of the estimated one million infusions of fluids, medications and other substances delivered each day in hospitals and outpatient settings in the U.S. NextFlo is designed to deliver highly accurate gravity-driven infusions independent of the height of the IV bag. It maintains constant flow by incorporating a proprietary, passive, pressure-dependent variable flow-resistor consisting entirely of inexpensive, easy-to-manufacture disposable mechanical parts. NextFlo testing has demonstrated constant flow rates across a wide range of IV bag heights, with accuracy rates comparable to electronic infusion pumps. The global professional services firm Alvarez and Marsal has been running a formal M&A process for NextFlo targeting strategic or financial partners. The process is active with several promising opportunities in both groups.

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Other Products

Although we have focused the majority of our resources on our lead products, we have additional products in our pipeline which are currently in different stages of development.

●	PAVmed and its recently formed subsidiary, Solys, have entered into definitive license and shareholder agreements with Airware Inc. and its subsidiary Liquid Sensing Inc. to develop and commercialize non-invasive diagnostic products using Nondispersive Infrared technology developed by laser technology pioneer Dr. Jacob Wong. The technology promises to fulfill a decades-long goal of noninvasively measuring glucose, electrolytes and other important biochemical substances in patients, without the need for blood draws, needle sticks or other invasive maneuvers. The companies have jointly embarked on a rigorous six-month research and development program to advance the technology to a milestone based on regulatory standards for blood glucose diagnostic device accuracy. Once the accuracy milestone is reached, Solys will proceed to develop, seek regulatory clearance for, and commercialize noninvasive diagnostic products for inpatient applications while PAVmed retains up to a 15% nondilutive equity stake in Liquid Sensing Inc., which itself will seek to develop wearable glucose monitors, a multi-billion market opportunity that has been an area of keen interest and massive investment by major Silicon Valley technology companies.

●	We have completed initial design work on the first product in the NextCath product line, completed head-to-head testing of retention forces, comparing our working prototype to several competing products, which has validated our approach and advanced the commercial design and development process focusing on optimizing the self-anchoring helical portion as well as cost of materials and manufacturing processes.

●	We are evaluating which initial applications for our Caldus disposable tissue ablation technology to pursue from a clinical and commercial point-of-view and will reinitiate development activity on this product once resources are available.

We are evaluating a number of product opportunities and intellectual property covering a spectrum of clinical conditions, which have been presented to us by clinician innovators and academic medical centers, for consideration of a partnership to develop and commercialize these products; we are also exploring opportunities to partner with larger medical device companies to commercialize our lead products as they move towards regulatory clearance and commercialization. In this regard, we remain actively engaged with our full-service regulatory consulting partner and who is working closely with our contract design, engineering and manufacturing partners as our products advance towards regulatory submission, clearance, and commercialization.

We are exploring other opportunities to grow our business and enhance shareholder value through the acquisition of pre-commercial or commercial stage products and /or companies with potential strategic corporate and commercial synergies consistent with our growth strategy.

Corporate History

We were incorporated on June 26, 2014 in the State of Delaware under the name PAXmed Inc. In April 2015, we changed our name to PAVmed Inc.

Our business address is One Grand Central Place, 60 East 42nd Street, Suite 4600, New York, New York 10165, and our telephone number is (212) 949-4319. Our corporate website is www.PAVmed.com. The information contained on, or that can be assessed through, our corporate website is not incorporated by reference into this prospectus supplement and you should not consider information on our corporate website to be part of this prospectus supplement or in deciding whether to purchase our securities.

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Background of the Offering

On November 3, 2019, we entered into a securities purchase agreement, or the “SPA,” with two institutional investors and, pursuant to the SPA, on November 4, 2019, we consummated the sale to such institutional investors of the 2019 Convertible Notes in the Private Placement. Each investor received one Series A Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors) and one Series B Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors). Maxim Group LLC, or “Maxim Group,” acted as financial advisor to the transaction.

Each 2019 Convertible Note was sold with an original issue discount of $350,000. Each investor paid for its Series A Note by delivering $3,150,000 in cash (an aggregate of $6,300,000 in cash from the investors) and paid for its Series B Note by delivering a secured promissory note, or “Investor Note,” with an initial principal amount of $3,150,000 (an aggregate of $6,300,000 of initial principal of Investor Notes from the investors). We will receive cash in respect of a Series B Note only upon cash repayment of the corresponding Investor Note. In certain circumstances, an Investor Note may be satisfied through netting against the Series B Note, as described herein, rather than through the payment of cash.

Maxim Group received an advisory fee of $409,500 at the closing of the Private Placement, representing 6.5% of the gross cash proceeds at the closing. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds at the closing were approximately $5,890,500. If the Investor Notes are each subsequently satisfied in full by payment in cash, we anticipate the additional financial advisory fee on the cash proceeds received from the Investor Notes will be another $409,500, and the aggregate net cash proceeds from the Private Placement as a whole will be approximately $11,781,000.

In connection with the Private Placement, we entered into a registration rights agreement, or “RRA,” with the investors, among other agreements. In accordance with the terms of the RRA, we are registering the shares underlying the 2019 Convertible Notes for resale pursuant to this prospectus. The Private Placement, the SPA, the RRA and the related agreements are more fully described in “Private Placement of the 2019 Convertible Notes” below.

One of the investors in the Private Placement previously purchased from us a separate senior secured convertible note, or the “2018 Convertible Note,” pursuant to a securities purchase agreement dated as of December 27, 2018. The 2018 Convertible Note has an issue date of December 27, 2018, a contractual maturity date of December 31, 2020, a face value of $7.75 million, a stated interest rate of 7.875% per annum, and otherwise has terms similar (but not identical) to the 2019 Convertible Notes. Through November 29, 2019, the holder of the 2018 Convertible Note had converted $4,435,000 of face value principal plus interest thereon into 5,408,462 shares of our common stock.

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THE OFFERING

Common stock to be offered by the selling stockholders	18,922,148 shares(1)

Common stock outstanding prior to offering	38,114,213 shares(2)(3)

Common stock outstanding after the offering	57,036,361 shares(3)(4)

Use of proceeds	All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders. See “Use of Proceeds” beginning on page 20 of this prospectus.

Nasdaq Capital Market symbol	PAVM

Risk Factors	See “Risk Factors” beginning on page 10 of this prospectus and the other information included in or incorporated by reference into this prospectus for a discussion of the factors you should consider before making an investment decision.

(1)	This amount is an estimate of the number of shares of our common stock underlying the 2019 Convertible Notes, with such amount equal to 200% of the maximum number of shares issuable upon conversion of the 2019 Convertible Notes, assuming for purposes hereof that (x) the 2019 Convertible Notes are convertible at $1.60 per share, the initial conversion price, and (y) interest on the 2019 Convertible Notes accrues through September 30, 2021, without taking into account the limitations on the conversion of the 2019 Convertible Notes as described elsewhere in this prospectus, and further assuming that the Investor Notes are repaid in full on March 30, 2020. The actual number of shares issued upon conversion of the 2019 Convertible Notes may be more or less than this amount. See “Risk Factors” and “Private Placement of the 2019 Convertible Notes” below.

(2)	Based on the outstanding shares of our common stock as of November 29, 2019.

(3)	This amount does not include:

●	2,133,452 shares of our common stock issuable upon conversion of the 2018 Convertible Note, assuming for purposes hereof that all future interest and principal is paid in shares of our common stock at a price of $1.60 per share, the initial conversion price under the 2018 Convertible Note, on each scheduled payment date prescribed by the 2018 Convertible Note;

●	1,158,209 shares of our common stock issuable upon conversion of our outstanding Series B Convertible Preferred Stock, or “Series B Preferred Stock,” assuming for purposes hereof that dividends on the Series B Convertible Preferred Stock are not paid in kind;

●	1,199,383 shares of our common stock issuable upon exercise of our outstanding Series S Warrants;

●	381,818 shares of our common stock issuable upon exercise of our outstanding warrants issued in our initial public offering and in private placements prior to our initial public offering, which we refer to collectively as the “Series W Warrants”;

●	16,815,039 shares of our common stock issuable upon exercise of our outstanding Series Z Warrants;

●	53,000 shares of our common stock and 53,000 Series Z Warrants issuable upon exercise of the unit purchase option, or “UPOs,” granted to the selling agents of our initial public offering, and 53,000 shares of our common stock underlying such Series Z Warrants;

●	5,153,529 shares of our common stock issuable upon exercise of outstanding stock options granted under our equity incentive plan, with a weighted average exercise price of $2.70 per share;

●	700,000 shares of our common stock representing unvested restricted stock awards under our equity incentive plan, which vest in three annual installments commencing on March 15, 2020, and which for accounting purposes are not deemed issued and outstanding until they are vested;

●	2,598,406 shares of our common stock reserved for issuance and not subject to outstanding awards under our equity incentive plan; and

●	167,228 shares of our common stock reserved for issuance under our employee stock purchase plan.

(4)	This amount includes the estimated 18,922,148 shares of our common stock underlying the 2019 Convertible Notes.

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RISK FACTORS

Any investment in our shares involves a high degree of risk. Potential investors are urged to read and consider the risks and uncertainties relating to an investment in our company set forth below and those set forth in or incorporated by reference into this prospectus, including those set forth in our most recent annual report on Form 10-K and those set forth in our quarterly reports on Form 10-Q for the fiscal quarters ending after the end of the fiscal year covered by such annual report. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

Risks Relating to the Offering

Only a limited market exists for our common stock which could lead to price volatility.

Our common stock trades on the Nasdaq Capital Market. However, trading volumes for our common stock have been low since our initial public offering. The limited trading market for our common stock may cause fluctuations in the market value of our common stock to be exaggerated, leading to price volatility in excess of that which would occur in a more active trading market for our common stock.

There can be no assurance that our common stock will continue to trade on the Nasdaq Capital Market or another national securities exchange.

On October 10, 2019, we received a notice from the Nasdaq Listing Qualifications Department stating that, for the prior 30 consecutive business days (through October 9, 2019), the closing bid price of the our common stock had been below the minimum of $1 per share required for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). The notification letter stated that we would be afforded 180 calendar days (until April 7, 2020) to regain compliance. In order to regain compliance, the closing bid price of our common stock must be at least $1 for a minimum of ten consecutive business days. The notification letter also stated that, in the event we do not regain compliance within the initial 180 day period, we may be eligible for an additional 180 day period. The Nasdaq notification has no effect at this time on the listing of our common stock, Series Z warrants or Series W warrants, and our common stock, Series Z warrants and Series W warrants continue to trade under the symbol “PAVM,” “PAVMZ” and “PAVMW,” respectively. However, if we do not qualify for the additional 180 day period, or if it appears to the Nasdaq staff that we will not be able to cure the deficiency, or if we do not regain compliance by the end of the additional 180 day period, the Nasdaq Listing Qualifications Department will provide notice that our securities will be subject to delisting.

There can be no assurance that we will be able to regain compliance the minimum bid price requirement or that will be able to maintain compliance with the other Nasdaq Capital Market listing standards. If we fail to regain or maintain compliance with all of the Nasdaq listing standards, our common stock, Series W Warrants and Series Z Warrants may no longer be listed on the Nasdaq Capital Market or another national securities exchange and the liquidity and market price of our common stock may be adversely affected.

A substantial number of shares of our common stock may be issued pursuant to the terms of the 2019 Convertible Notes, which could cause the price of our common stock to decline.

The Series A Notes and the Series B Notes (assuming for the purposes hereof that the Investor Notes have been repaid in full) are convertible into shares of our common stock immediately after issuance at an initial conversion price of $1.60 per share, for an aggregate of 8,750,000 shares, or approximately 18.7% of our outstanding common stock as of November 29, 2019 (without taking into account the limitations on the conversion of the 2019 Convertible Notes as described elsewhere in this prospectus).

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Furthermore, the number of shares of common stock to be issued may be substantially greater, if the interest on the 2019 Convertible Notes is paid in shares of our common stock or the 2019 Convertible Notes are converted into shares of common stock in accordance with the installment conversion process, each as described elsewhere in this prospectus. In such cases the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the 2019 Convertible Notes. The number of shares of common stock to be issued also may be substantially greater if we voluntarily reduce the conversion price of the 2019 Convertible Notes as permitted under Section 7(d) of the 2019 Convertible Notes. For the purposes of this prospectus, we have estimated the maximum number of shares of common stock that may ultimately be issued under the 2019 Convertible Notes to be 18,922,148 shares, although the actual amount may be greater.

The 2019 Convertible Notes likely will be converted only at times when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions only at a price per share that is at a discount to the then current market price. The issuance of these shares will dilute our other equity holders, which could cause the price of our common stock to decline.

Sales of substantial amounts of our common stock by the selling stockholders, or the perception that these sales could occur, could adversely affect the price of our common stock.

The sale by the selling stockholders of a significant number of shares of common stock could have a material adverse effect on the market price of our common stock. In addition, the perception in the public markets that the selling stockholders may sell all or a portion of their shares as a result of the registration of such shares for resale pursuant to this prospectus could also in and of itself have a material adverse effect on the market price of our common stock. We cannot predict the effect, if any, that market sales of those shares of common stock or the availability of those shares of common stock for sale will have on the market price of our common stock.

The requirement that we repay the 2019 Convertible Notes and interest thereon in cash under certain circumstances, and the restrictive covenants contained in the 2019 Convertible Notes, could adversely affect our business plan, liquidity, financial condition, and results of operations.

We may be required to repay the 2019 Convertible Notes and interest thereon in cash, if we do not meet certain customary equity conditions (including minimum price and volume thresholds) or in certain other circumstances. For example, we will be required to repay the outstanding principal balance and accrued but unpaid interest, along with a premium, upon the occurrence of a Change of Control (as defined in the 2019 Convertible Notes). In addition, the 2019 Convertible Notes contain restrictive covenants, including financial covenants. These obligations and covenants could have important consequences on our business. In particular, they could:

●	require us to dedicate a substantial portion of our cash flow from operations to payments on the 2019 Convertible Notes;

●	limit, among other things, our ability to borrow additional funds and otherwise raise additional capital, and our ability to conduct acquisitions, joint, ventures or similar arrangements, as a result of our obligations to make such payments and comply with the restrictive covenants in the 2019 Convertible Notes;

●	limit our flexibility in planning for, or reacting to, changes in our businesses and the industries in which we operate;

●	increase our vulnerability to general adverse economic and industry conditions; and

●	place us at a competitive disadvantage compared to our competitors that have lower fixed costs.

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The debt service requirements of our other outstanding indebtedness and preferred stock (included the Series B Preferred Stock and the 2018 Convertible Note), as well as any other indebtedness or preferred stock we incur or issue in the future, and the restrictive covenants contained in the governing documents for such indebtedness or preferred stock, could intensify these risks.

In the event we are required to repay the 2019 Convertible Notes in cash, we may seek to refinance the remaining balance, by either refinancing with the holders of the 2019 Convertible Notes, by raising sufficient funds through a sale of equity or debt securities or by obtaining a credit facility. No assurances can be given that we will be successful in making the required payments under the 2019 Convertible Notes, or in refinancing our obligations on favorable terms, or at all. Should we determine to refinance, it could be dilutive to shareholders.

If we are unable to make the required cash payments, there could be a default under the 2019 Convertible Notes. In such event, or if a default otherwise occurs under the 2019 Convertible Notes, including as a result of our failure to comply with the financial or other covenants contained therein, the holders of the 2019 Convertible Note could require us to immediately repay 132.5% of the outstanding principal and interest on the 2019 Convertible Note in cash.

The exercise of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants and conversion of the Series B Preferred Stock and the 2018 Convertible Note described in this prospectus will dilute our equity, and there may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

The exercise prices of the UPOs, Series S Warrants, Series W Warrants and Series Z Warrants are $5.50 per unit, $0.01 per share, $5.00 per share and $1.60 per share, respectively. In addition, our Series B Preferred Stock may be converted into shares of our common stock at a conversion price of $3.00 per share.

The 2018 Convertible Note, like the 2019 Convertible Notes, is convertible into shares of our common stock immediately at an initial conversion price of $1.60 per share, for an aggregate of 2,071,875 shares as of November 29, 2019 (without taking into account the limitations on the conversion of the 2018 Convertible Note as described elsewhere in this prospectus). Furthermore, also like the 2019 Convertible Notes, the number of shares of common stock to be issued may be substantially greater, if the interest on the 2018 Convertible Note is paid in shares of our common stock or the 2018 Convertible Note is converted into shares of common stock in accordance with the installment conversion process prescribed thereunder. In such cases the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the 2018 Convertible Note. The number of shares of common stock to be issued under the 2018 Convertible Note also may be substantially greater if we voluntarily reduce the conversion price of the 2018 Convertible Note as permitted under Section 7(d) of the 2018 Convertible Note.

Such options and warrants likely will be exercised, and the Series B Preferred Stock and 2018 Convertible Note likely will be converted, only at a time when it is economically beneficially for the holder to do so, and we are entitled to pay interest in shares and make installment conversions under the 2018 Convertible Note only at a price per share that is at a discount to the then current market price. The exercise of these options and warrants and the issuance of shares under the Series B Preferred Stock and 2018 Convertible Note will dilute our other equity holders, which could cause the price of our common stock to decline.

In addition, we may issue additional shares of common stock and/or other securities that are convertible into or exchangeable for, or that represent the right to receive, shares of common stock. The market price of our shares could decline as a result of sales of our common stock or such other securities, or the perception that such sales could occur.

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NOTE ON FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus and in the documents incorporated by reference in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions or strategies regarding the future, such as:

●	our expectations regarding our existing capital resources will be sufficient to enable us to successfully meet the capital requirements for all of our current and future products;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and

●	expectations regarding the time during which we will be an emerging growth company under the JOBS Act.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continues,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus and in the documents incorporated by reference in this prospectus are based on current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors incorporated by reference or described in “Risk Factors,” as well as the following:

●	our limited operating history;

●	our ability to generate revenue;

●	the ability of our products to achieve regulatory approval and market acceptance;

●	our success in retaining or recruiting, or changes required in, our officers, key employees or directors;

●	our ability to obtain additional financing when and if needed;

●	our ability to protect our intellectual property rights;

●	our ability to complete strategic acquisitions;

●	our ability to manage growth and integrate acquired operations;

●	the liquidity and trading of our securities; and

●	regulatory or operational risks.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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PRIVATE PLACEMENT OF THE 2019 CONVERTIBLE NOTES

Summary

On November 3, 2019, we entered into the SPA with two institutional investors and, pursuant to the SPA, on November 4, 2019, we consummated the sale to such institutional investors of the 2019 Convertible Notes in the Private Placement. Each investor received one Series A Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors) and one Series B Note with an initial principal amount of $3,500,000 (an aggregate of $7,000,000 for both investors). Maxim Group acted as financial advisor to the transaction.

Each 2019 Convertible Note was sold with an original issue discount of $350,000. Each investor paid for its Series A Note by delivering $3,150,000 in cash (an aggregate of $6,300,000 in cash from the investors) and paid for its Series B Note by delivering an Investor Note with an initial principal amount of $3,150,000 (an aggregate of $6,300,000 of initial principal of Investor Notes from the investors). We will receive cash in respect of a Series B Note only upon cash repayment of the corresponding Investor Note. In certain circumstances, an Investor Note may be satisfied through netting against the Series B Note, as described more fully in “—Company Redemption Rights and Netting Under Series B Notes” below, rather than through the payment of cash.

Maxim Group received an advisory fee of $409,500 at the closing of the Private Placement, representing 6.5% of the gross cash proceeds at the closing. After deducting the placement agent fee and our estimated expenses associated with the Private Placement, our estimated net cash proceeds at the closing were approximately $5,890,500. If the Investor Notes are each subsequently satisfied in full by payment in cash, we anticipate the additional financial advisory fee on the cash proceeds received from the Investor Notes will be another $409,500, and the aggregate net cash proceeds from the Private Placement as a whole will be approximately $11,781,000.

Until an Investor Note is repaid, the original issue discount and the rest of the principal under the corresponding Series B Note is considered to be “restricted.” Upon any repayment of the Investor Note, the principal of the corresponding Series B Note becomes “unrestricted” on dollar-for-dollar basis, along with a proportional amount of the original issue discount.

One of the investors in the Private Placement previously purchased from us the 2018 Convertible pursuant to a securities purchase agreement dated as of December 27, 2018. The 2018 Convertible Note has an issue date of December 27, 2018, a contractual maturity date of December 31, 2020, a face value of $7.75 million, a stated interest rate of 7.875% per annum, and otherwise has terms similar (but not identical) to the 2019 Convertible Notes. Through November 29, 2019, the holder of the 2018 Convertible Note had converted $4,435,000 of face value principal plus interest thereon into 5,408,462 shares of our common stock.

SPA

The SPA contains certain representations and warranties, covenants and indemnities customary for similar transactions. Under the SPA, we also agreed to the following additional covenants:

●	During the period through and including March 30, 2020, we may not issue, offer, sell or grant any equity or equity-linked security at price less than $1.60, subject to certain limited exceptions.

●	So long as any of the 2019 Convertible Notes remain outstanding, we will not effect or enter an agreement to effect any variable rate transaction.

●	We will hold a stockholder meeting, by no later than June 30, 2020, to approve resolutions, or the “Stockholder Resolutions,” authorizing (i) an increase in the authorized shares of our common stock from 100 million to 150 million shares, and (ii) the issuance of shares of our common stock under the 2019 Convertible Notes for the purposes of compliance with the stockholder approval rules of Nasdaq. We will be obligated to continue to seek stockholder approval quarterly until such approval is obtained.

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In addition, we granted the investors participation rights in future equity and equity-linked offerings of securities during the three years after the closing in an amount of up to 50% of the securities being sold in such offerings.

Convertible Note

General

An amortization payment on each 2019 Convertible Note will be due on March 30, 2020, on the 15th day of the month and the last trading day of the month for each month thereafter, and on the maturity date, each of which dates we refer to as an “Installment Date.” On each Installment Date, we will amortize an amount, which we refer to as an “Installment Amount,” equal to $94,595 of each 2019 Convertible Note, together with interest and late charges, if any, thereon. The Installment Amount shall be satisfied in shares of our common stock, subject to customary equity conditions (including minimum price and volume thresholds), at 100% of the Installment Amount, which we refer to as an “Installment Conversion,” or otherwise (or at our option, in whole or in part) in cash at 115% of the Installment Amount, which we refer to as an “Installment Redemption.” Generally, an Installment Amount will be automatically deferred to the extent due in respect of restricted principal under Series B Notes, as described below.

If we satisfy the equity conditions (or a noteholder waives any failure to meet such conditions) and elect to effect an Installment Conversion, we will convert the portion of the Installment Amount subject to such Installment Conversion into shares of our common stock at a price per share equal to the lower of (i) the conversion price then in effect, and (ii) 82.5% of the market price of our common stock, as determined in accordance with the 2019 Convertible Notes, but not less than the Floor Price (as defined in the 2019 Convertible Notes). Notwithstanding anything in the applicable 2019 Convertible Note to the contrary, the aggregate Installment Amounts due with respect to a noteholder’s Series A Note and the unrestricted amounts under a noteholder’s Series B Note may be allocated by such noteholder among the Series A Note and the unrestricted amounts under Series B Note as set forth in a written notice to us. In the case of an Installment Redemption of restricted amounts of a Series B Note, the redemption may be subject to netting as described in “—Company Redemption Rights and Netting Under Series B Notes” below.

The noteholder may elect to defer an Installment Amount until a subsequent Installment Date selected by the noteholder (and Installment Amounts due in respect of restricted principal under a Series B Note will be automatically deferred until the applicable portion of the Investor Note is repaid or such amounts are subject to netting as described in “—Company Redemption Rights and Netting Under Series B Notes” below). In the event we elect to convert an Installment Amount, the noteholder may elect to accelerate the conversion of future Installment Amounts to the current Installment Date.

On the maturity date, which generally is September 30, 2021, but is subject to extension in certain limited circumstances, we will pay to the noteholder an amount in cash representing 115% of all outstanding principal, accrued and unpaid interest and accrued and unpaid late charges, except to the extent such amount is paid as an installment in shares of our common stock as described above or is satisfied by netting as described in “—Company Redemption Rights and Netting Under Series B Notes” below.

No shares of our common stock will be issued under the Series B Notes in respect of any principal that remains restricted.

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Interest

Each 2019 Convertible Note accrues interest at the rate of 7.875% per annum, except that the restricted amounts under each Series B Note accrue interest at the rate of 3.0% per annum until becoming unrestricted as described above. Prior to March 30, 2020 and after the maturity date, interest will be payable bi-monthly on the 15th day and the last trading day of each month in shares of our common stock, subject to the satisfaction of customary equity conditions (including minimum price and volume thresholds), or otherwise (or at our option, in whole or in part), in cash. Such common stock, when issued, shall be issued at a price per share equal to the lower of (i) the conversion price then in effect, and (ii) 82.5% of the market price of our common stock, as determined in accordance with the 2019 Convertible Notes, but not less than the Floor Price. During the period commencing on March 30, 2020 through the maturity date, interest will be payable by inclusion of such interest in the amounts to be converted or redeemed, as applicable, on the applicable Installment Date as described above. After the occurrence and during the continuance of an Event of Default (as defined in the 2019 Convertible Notes), the 2019 Convertible Notes will accrue interest at the rate of 18.0% per annum. See “—Events of Default” below.

Conversion

Each 2019 Convertible Note (other than restricted amounts under a Series B Note) is convertible, at the option of the noteholder, into shares of our common stock at an initial conversion price of $1.60 per share. The conversion price is subject to standard adjustments in the event of any stock split, stock dividend, stock combination, recapitalization or other similar transaction. If we enter into any agreement to issue (or issue) any variable rate securities, the noteholder has the additional right to substitute such variable price (or formula) for the conversion price. In connection with the occurrence of certain Events of Default, a noteholder will be entitled to convert all or any portion of a 2019 Convertible Note (other than restricted amounts under a Series B Note) at an alternate conversion price equal to the lower of (i) the conversion price then in effect, and (ii) 80% of the market price of our common stock, as determined in accordance with the 2019 Convertible Notes, but not less than the Floor Price.

For the purposes of this prospectus, we have estimated the number of shares of common stock that may ultimately be issued under the 2019 Convertible Notes to be no greater than 18,922,148 shares. However, the number of shares of common stock to be issued may be substantially greater, if the interest on the 2019 Convertible Notes is paid in shares of our common stock or the 2019 Convertible Notes are converted into shares of common stock in accordance with the installment conversion process, each as described below. In such cases the number of shares issued will be determined based on the then current market price. We cannot predict the market price of our common stock at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that may be issued under the 2019 Convertible Notes.

Conversion Limitation and Exchange Cap

A noteholder will not have the right to convert any portion of a 2019 Convertible Note, to the extent that, after giving effect to such conversion, the noteholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion. The noteholder may from time to time increase this limit to 9.99%, provided that any such increase will not be effective until the 61st day after delivery of a notice to us of such increase.

In addition, unless we obtain the approval of our stockholders as required by Nasdaq, we are prohibited from issuing any shares of common stock upon conversion of the 2019 Convertible Notes or otherwise pursuant to the terms of the 2019 Convertible Notes, if the issuance of such shares of common stock would exceed 19.99% of our outstanding shares of common stock as of November 1, 2019 or otherwise exceed the aggregate number of shares of common stock which we may issue without breaching its obligations under the rules and regulations of Nasdaq.

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Events of Default

Each 2019 Convertible Note includes certain customary Events of Default, including, among other things, the breach of the financial covenant described in “—Covenants” below and the failure of Lishan Aklog, M.D., our Chairman and Chief Executive Officer, and Dennis McGrath, our President and Chief Financial Officer, to each serve as officers of ours.

In connection with an Event of Default, a noteholder may require us to redeem in cash any or all of a 2019 Convertible Note. The redemption price will equal 132.5% of the outstanding principal of the 2019 Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, or (except in the case of certain Events of Default relating to bankruptcy) an amount equal to market value of the shares of our common stock underlying the 2019 Convertible Note, as determined in accordance with the 2019 Convertible Note, if greater. Such redemption may be subject to netting as described in “—Company Redemption Rights and Netting Under Series B Notes” below.

Change of Control

In connection with a Change of Control (as defined in the 2019 Convertible Notes), a noteholder may require us to redeem all or any portion of each 2019 Convertible Note. The redemption price per share will equal the greatest of (i) 115% of the outstanding principal of the 2019 Convertible Note to be redeemed, and accrued and unpaid interest and unpaid late charges thereon, (ii) 115% of the market value of the shares of our common stock underlying the 2019 Convertible Note, as determined in accordance with the 2019 Convertible Notes, and (iii) 115% of the aggregate cash consideration that would have been payable in respect of the shares of our common stock underlying the 2019 Convertible Note, as determined in accordance with the 2019 Convertible Notes. Such redemption may be subject to netting as described in “—Company Redemption Rights and Netting Under Series B Notes” below.

Subsequent Placement Optional Redemption

At any time after the earlier of the date a noteholder becomes aware of any placement by us of equity or equity-linked securities or the date of consummation of such a placement, subject to certain limited exceptions, the noteholder will have the right to have us redeem a portion of each 2019 Convertible Note not in excess of 50% of the net proceeds from such placement. The amount redeemed with respect to a noteholder’s Series A Note and Series B Note may be allocated by the noteholder among the Series A Note and the unrestricted amounts under the Series B Note as set forth in a written notice to us. If the noteholder is participating in any such placement, the noteholder may apply the redemption amount against the purchase price of the securities in such placement.

Covenants

We will be subject to certain customary affirmative and negative covenants regarding the incurrence of indebtedness, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends, distributions or redemptions, and the transfer of assets, among other matters. We also will be subject to a financial covenant that requires us to maintain available cash in the amount of $2,000,000 at the end of each fiscal quarter and a covenant that requires us to complete, by no later than June 30, 2020, a non-dilutive capital raise of a minimum of $9,000,000 in immediately available and unrestricted cash, by the sale of a portfolio asset, a direct financing within, or a merger or other fundamental transaction with respect to, a subsidiary, or a combination thereof, but not by an issuance of PAVmed’s securities.

Security Interest

The 2019 Convertible Notes (and the 2018 Convertible Note) are secured by a first priority security interest in all of our assets and the assets of our current and future Significant Subsidiaries (as defined in the SPA), which as of the closing date was solely Lucid, our majority owned subsidiary, as evidenced by an amended and restated security agreement, or the “Amended and Restated Security Agreement,” and an amended and restated guarantee by Lucid of the obligations underlying the 2019 Convertible Notes (and the 2018 Convertible Note), or the “Amended and Restated Guaranty.”

Company Redemption Rights and Netting Under Series B Notes

At any time prior to March 30, 2020, we may redeem a portion of any Series B Note by offsetting the principal amount thereof against the principal amount of the corresponding Investor Note. Upon any such redemption, the original issue discount under the Series B Note associated with the principal amount thereof being redeemed will remain outstanding and will not be deemed satisfied.

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Pursuant to each Investor Note and a master netting agreement, dated as of November 4, 2019, between each investor and us, which we refer to as a “Master Netting Agreement,” upon notice to us on or after May 31, 2020, upon an Event of Default or Change in Control or upon any required redemption of the restricted amounts under a Series B Note, a noteholder may elect to net the unpaid amount of the Investor Note against the unpaid amount of the corresponding Series B Note or against the redemption amount, as applicable. In addition, upon the maturity date or upon an Event of Default relating to bankruptcy, the unpaid amount of an Investor Note will automatically be netted against the unpaid amount of the corresponding Series B Note. Upon any netting initiated by the noteholder in connection with an Event of Default or Change in Control or our failure to complete, by no later than March 30, 2020, a non-dilutive capital raise as described in “—Covenants” above, the original issue discount under a Series B Note associated with the principal amount thereof being netted against will remain outstanding and will not be deemed satisfied; upon all other netting initiated by a noteholder, the associated original issue discount under a Series B Note will be deemed satisfied.

Investor Notes

Each Investor Note was issued pursuant to a note purchase agreement, dated as of November 3, 2019, or an “NPA,” by and between the investor and us.

Each investor’s obligation to pay us the amount of principal outstanding pursuant to the applicable Investor Note is to be secured by an equal amount of cash, cash equivalents, or currency, notes or securities backed by certain governments. Each investor may, at its option and at any time, voluntarily prepay an Investor Note, in whole or in part. In addition, each Investor Note is subject to mandatory prepayment, in whole or in part, upon the occurrence of certain events:

●	The investor will be required to prepay the Investor Note in whole on the 90th trading day after the effectiveness of the Registration Statement of which this prospectus forms a part (or the availability of Rule 144 promulgated under the Securities Act of 1933, as amended, or the “Securities Act”), if certain equity and other conditions are satisfied as of such date. The equity and other conditions include minimum price and volume thresholds, a loan balance-to-market capitalization ratio of not less than 25% (as calculated in accordance with the Investor Note), and a requirement that we have completed, by no later than March 30, 2020, a non-dilutive capital raise as described in “Convertible Notes—Covenants” above.

●	If the investor desires to voluntarily convert any restricted amount of a Series B Note, the corresponding Investor Note will be subject to a mandatory prepayment in an amount equal to such restricted principal then subject to conversion.

Under each Investor Note, we have and the applicable investor has certain optional offset rights, which if exercised, would reduce the amount outstanding under the Series B Note and Investor Note and, accordingly, the cash proceeds received by us from the investors in this offering.

Registration Rights

Pursuant to the RRA, we have granted certain registration rights to the investors. The RRA requires us to have the Registration Statement of which this prospectus forms a part declared effective by February 2, 2020. It also grants the investors customary “piggyback” registration rights. If we fail to have the Registration Statement declared effective by the deadlines above, or if certain other conditions relating to the availability of the Registration Statement and current public information are not met, we will pay certain Registration Delay Payments to the investors (as defined in the RRA).

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Voting Agreement

In connection with the Private Placement, we entered into voting agreements, or the “Voting Agreements,” each dated as of November 4, 2019, with certain of our stockholders, who hold approximately 14.2% of our common stock in the aggregate. Pursuant to the Voting Agreements, each stockholder agreed to vote the shares of our common stock now owned or hereafter acquired by him in favor of the Stockholder Resolutions.

Leak Out Agreement

In connection with the Private Placement, we also entered into an amended and restated leak-out agreement, dated as of November 4, 2019, or the “Amended and Restated Leak-Out Agreement,” with the investors. The Amended and Restated Leak-Out Agreement restricts sales of shares of our common stock issued pursuant to accelerations of any Installment Amount (as well as shares of our common stock issued pursuant to accelerations of any installment amounts under the 2018 Convertible Note), or the “Restricted Securities,” on any trading day, if any such sale, together with all prior sales of Restricted Securities on such trading day, exceed 25% of the daily average composite trading volume of our common stock; provided that (i) any such sales of Restricted Securities at a price greater than or equal to 96% of the closing sale price as of the immediately preceding trading day shall not be included in such calculation and (ii) any other sales of shares of our common stock on such trading day (excluding any sales of Restricted Securities) shall not be included in such calculation.

Forms of the SPA, the 2019 Convertible Notes, the NPA, the Investor Notes, the Amended and Restated Security Agreement, the Amended and Restated Guaranty, the Master Netting Agreement, the RRA, the Voting Agreement and the Amended and Restated Leak-Out Agreement are incorporated as exhibits to the Registration Statement of which this prospectus forms a part and are incorporated herein by reference. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

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USE OF PROCEEDS

All the shares sold under this prospectus will be sold or otherwise disposed of for the account of the selling stockholders, or their pledgees, assignees or successors-in-interest. We will not receive any of the proceeds from the sale or other disposition of the shares by the selling stockholders.

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SELLING STOCKHOLDERS

The shares of common stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the 2019 Convertible Notes. For additional information regarding the issuance of the 2019 Convertible Notes, see “Private Placement of the 2019 Convertible Note” above. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the 2019 Convertible Notes (or the underlying shares of common stock), and except as otherwise described in the footnotes to the table below, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” and the rules and regulations thereunder) of the shares of common stock held by each of the selling stockholders.

The second column lists the number of shares of common stock beneficially owned by the selling stockholders and their percentage ownership before the offering, based on their respective ownership of shares of common stock, the 2018 Convertible Note and the 2019 Convertible Notes as of November 29, 2019, assuming conversion of the 2018 Convertible Note and the 2019 Convertible Notes on that date, but taking account of any limitations on conversion set forth in the 2018 Convertible Note and the 2019 Convertible Notes.

The third column lists the shares of common stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on conversion of the 2019 Convertible Notes set forth therein. As a result of such limitations, the shares of common stock offered by this prospectus may exceed the number of shares of common stock beneficially owned by the selling stockholders as of November 29, 2019. In accordance with the terms of the RRA, this prospectus covers the resale of 200% of the maximum number of shares issuable upon conversion of the 2019 Convertible Notes, assuming for purposes hereof that (x) the 2019 Convertible Notes are convertible at $1.60 per share, the initial conversion price, and (y) interest on the 2019 Convertible Notes accrues through September 30, 2021, without taking into account the limitations on the conversion of such note set forth in the 2019 Convertible Notes, and further assuming that the Investor Notes are repaid in full on March 30, 2020. Because the conversion price of the notes may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus.

The fourth column lists the number of shares of common stock beneficially owned by the selling stockholders and their percentage ownership after the offering shares of common stock, assuming the sale of all of the shares offered by the selling stockholders pursuant to this prospectus, and assuming conversion of the 2018 Convertible Note, but taking account of any limitations on conversion set forth in the 2018 Convertible Note.

Under the terms of the 2019 Convertible Notes, a selling stockholder may not convert the notes to the extent (but only to the extent) such selling stockholder (together with certain related parties) would beneficially own in excess of 4.99% of the shares of our common stock outstanding immediately after giving effect to such conversion, which we refer to as the “4.99% Blocker.” The number of shares in the second column reflects this limitation. The 2018 Convertible Note contains a similar blocker, and the number of shares set forth in the second and fourth columns reflects this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

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	Beneficial Ownership				Shares	Beneficial Ownership
	Before Offering (1)				Offered	After Offering (1)
Selling Stockholder	Shares		Percent		Hereby	Shares		Percent
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B(2)	1,999,683	(3)	4.99%	(3)	9,461,074	2,280,439	(3)	3.87	%(3)
Alto Opportunity Master Fund, SPC – Segregated Master Portfolio C(2)	1,999,683	(4)	4.99%	(4)	9,461,074	–		0%

*	Less than 1%.

(1)	The percentages of ownership before the offering are calculated based on 38,114,213 shares outstanding as of November 29, 2019. The percentages of ownership after the offering assume the issuance of all of the shares underlying the 2019 Convertible Notes that are offered for resale hereby, and the sale by each selling securityholder of all of the shares offered for resale hereby.

(2)	Alto Opportunity Master Fund, SPC – Segregated Master Portfolio B, or “Alto Opportunity Master Fund B,” previously purchased the 2018 Convertible from us pursuant to a securities purchase agreement dated as of December 27, 2018. Through November 29, 2019, Alto Opportunity Master Fund B had converted $4,435,000 of face value principal of the 2018 Convertible Note plus interest thereon into 5,408,462 shares of our common stock. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund B and to Alto Opportunity Master Fund, SPC – Segregated Master Portfolio C, or “Alto Opportunity Master Fund C,” has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund B and Alto Opportunity Master Fund C. Waqas Khatri is the managing member of Ayrton Capital LLC and in his capacity as director of Alto Opportunity Master Fund B and Alto Opportunity Master Fund C, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund B and Alto Opportunity Master Fund C. Mr. Khatri disclaims any beneficial ownership of these shares. The address of Ayrton Capital, LLC is 222 Broadway, 19th Floor, New York, NY 10038.

(3)

The beneficial ownership of Alto Opportunity Master Fund B consists entirely of (i) 146,987 shares held directly and (ii) shares underlying the 2019 Convertible Notes and the 2018 Convertible Note. The amounts set forth in the table reflect the application of the 4.99% Blocker and the similar blocker contained in the 2018 Convertible Note.

Without giving effect to the 4.99% Blocker, and assuming that interest on the 2019 Convertible Note accrues through September 30, 2021 and that the Investor Notes are repaid in full on March 30, 2020, the maximum number of shares into which the 2019 Convertible Notes held by Alto Opportunity Master Fund B would be convertible would be approximately: (i) 4,730,537 shares of common stock, or approximately 12.4% of our common stock outstanding as of November 29, 2019, based on an assumed price of $1.60 per share, the initial conversion price under the 2019 Convertible Notes, and (ii) 42,049,219 shares of common stock, or approximately 110.3% of our common stock outstanding as of November 29, 2019, based on an assumed price of $0.18 per share, the Floor Price under the 2019 Convertible Notes.

Without giving effect to the similar blocker in the 2018 Convertible Note and assuming that interest on the 2018 Convertible Note accrues through December 31, 2020, the maximum number of shares into which the remaining portion of the 2018 Convertible Note would be convertible would be approximately: (i) 2,133,452 shares of common stock, or approximately 5.6% of our common stock outstanding as of November 29, 2019, based on an assumed price of $1.60 per share, the initial conversion price under the 2018 Convertible Note, and (ii) 17,965,914 shares of common stock, or approximately 47.1% of our common stock outstanding as of November 29, 2019, based on an assumed price of $0.19 per share, the Floor Price under the 2018 Convertible Note.

(4)	The beneficial ownership of Alto Opportunity Master Fund C consists entirely of shares underlying the 2019 Convertible Notes. The amounts set forth in the table reflect the application of the 4.99% Blocker. Without giving effect to the 4.99% Blocker, and assuming that interest on the 2019 Convertible Notes accrues through September 30, 2021 and that the Investor Notes are repaid in full on March 30, 2020, the maximum number of shares into which the 2019 Convertible Notes held by Alto Opportunity Master Fund C would be convertible would be approximately: (i) 4,730,537 shares of common stock, or approximately 12.4% of our common stock outstanding as of November 29, 2019, based on an assumed price of $1.60 per share, the initial conversion price under the 2019 Convertible Notes, and (ii) 42,049,219 shares of common stock, or approximately 110.3% of our common stock outstanding as of November 29, 2019, based on an assumed price of $0.18 per share, the Floor Price under the 2019 Convertible Notes.

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PLAN OF DISTRIBUTION

We are registering 18,922,148 shares of our common stock underlying the 2019 Convertible Notes to permit the resale of these shares of common stock by the holders thereof from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of common stock under Rule144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

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The selling stockholders may pledge or grant a security interest in some or all of the notes or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the Registration Statement.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be approximately $33,200 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the RRA or such selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the RRA or we may be entitled to contribution.

Once sold pursuant to this prospectus, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

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LEGAL MATTERS

The legality of the common stock offered by this prospectus has been passed upon by Graubard Miller, New York, New York. Graubard Miller and its partners own warrants to purchase shares of our common stock, which represent, in the aggregate, beneficial ownership of less than 1% of our common stock.

EXPERTS

The consolidated financial statements of PAVmed Inc. and Subsidiary as of and for the years ended December 31, 2018 and 2017, which are incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, for the year ended December 31, 2018, have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements), of Citrin Cooperman & Company, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below, all filings we make under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial filing date of the Registration Statement and prior to effectiveness of the Registration Statement, and all filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after effectiveness of the Registration Statement and prior to the sale of all of the shares offered hereby:

●	our annual report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on April 1, 2019 (as amended on September 30, 2019);

●	our quarterly reports on Form 10-Q for the fiscal quarter ended March 31, 2019 filed with the SEC on May 15, 2019 (as amended on September 30, 2019), for the fiscal quarter ended June 30, 2019 filed with the SEC on August 14, 2019 (as amended on September 30, 2019), and for the fiscal quarter ended September 30, 2019 filed with the SEC on November 19, 2019;

●	our current reports on Form 8-K filed with the SEC on March 12, 2019, March 20, 2019, April 10, 2019, April 12, 2019, April 16, 2019, April 24, 2019, May 8, 2019, May 15, 2019, June 6, 2019, June 25, 2019, June 27, 2019, July 15, 2019, October 11, 2019 and November 4, 2019;

●	our proxy statement on Schedule 14A filed with the SEC on April 30, 2019 (as supplemented on May 20, 2019); and

●	our registration statement on Form 8-A filed on January 28, 2016, registering our common stock and Series W Warrants, and our registration statement on Form 8-A filed on April 5, 2018, registering our Series Z Warrants, under Section 12(b) of the Exchange Act.

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC will automatically update and supersede the information contained in this prospectus. Notwithstanding the foregoing, we are not incorporating any document or portion thereof or information deemed to have been furnished and not filed in accordance with SEC rule.

We will provide you with a copy of any or all of the information that has been incorporated by reference in this prospectus, without charge, upon written or oral request directed to PAVmed Inc., One Grand Central Place, Suite 4600, New York, New York 10165, telephone number (212) 949-4319.

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PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The estimated expenses in connection with the sale of the shares being registered hereby, all of which will be borne by PAVmed, are as follows:

SEC registration fee	$2,124.53
Legal fees and expenses	$15,000.00
Accounting fees and expenses	$15,000.00
Printing	$500.00
Miscellaneous	$500.00
Total	$33,124.53

Item 15.	Indemnification of Directors and Officers.

PAVmed’s certificate of incorporation and by-laws provide that all directors and officers shall be entitled to be indemnified by such company to the fullest extent permitted by law. The certificate of incorporation provides that PAVmed may indemnify to the fullest extent permitted by law all employees. PAVmed’s by-laws provide that, if authorized by the Board of Directors, it may indemnify any other person whom it has the power to indemnify under section 145 of the Delaware General Company Law. Section 145 of the Delaware General Company Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer of the corporation at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director of the corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents of the corporation or by persons serving at the request of the corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to such provision after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

II-2

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to PAVmed’s directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, PAVmed has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, PAVmed will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eight of PAVmed’s certificate of incorporation provides:

“The Company, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.”

Item 16.	Exhibits

A list of the exhibits required by Item 601 of Regulation S-K to be filed as part of this registration statement is set forth in the Exhibit Index on page II-7.

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Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that:

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

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(ii) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in New York, New York on December 3, 2019.

PAVMED INC.

By:	/s/ Lishan Aklog, M.D.
Name:	Lishan Aklog, M.D.
Title:	Chairman of the Board and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lishan Aklog, M.D. and Dennis M. McGrath, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, any and all amendments thereto (including post-effective amendments), any subsequent Registration Statements pursuant to Rule 462 of the Securities Act of 1933, and any amendments thereto and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures		Title	Date
By:	/s/ Lishan Aklog, M.D.	Chief Executive Officer and	December 3, 2019
	Lishan Aklog, M.D.	Chairman of the Board (Principal Executive Officer)

By:	/s/ Dennis M. McGrath	Chief Financial Officer (Principal	December 3, 2019
	Dennis M. McGrath	Financial Officer and Principal Accounting Officer)

By:	/s/ Michael J. Glennon	Vice Chairman and Director	December 3, 2019
Michael J. Glennon

By:	/s/ James L. Cox, M.D.	Director	December 3, 2019
James L. Cox, M.D.

By:	/s/ Ronald M. Sparks	Director	December 3, 2019
Ronal M. Sparks

By:	/s/ David Weild IV	Director	December 3, 2019
David Weild IV

By:	/s/ David S. Battleman, M.D.	Director	December 3, 2019
David S. Battleman, M.D.

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EXHIBIT INDEX

Exhibit No.	Description

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Registration Statement on Form S-1/A filed on September 29, 2015).

5.1	Opinion of Graubard Miller (filed herewith).

10.1	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed on November 4, 2019).

10.2	Form of Series A and Series B Secured Convertible Promissory Note (incorporated by reference to Exhibit 10.2 of the Current Report on Form 8-K filed on November 4, 2019).

10.3	Form of Amended and Restated Security and Pledge Agreement (incorporated by reference to Exhibit 10.3 of the Current Report on Form 8-K filed on November 4, 2019).

10.4	Form of Amended and Restated Guaranty (incorporated by reference to Exhibit 10.4 of the Current Report on Form 8-K filed on November 4, 2019).

10.5	Form of Note Purchase Agreement (incorporated by reference to Exhibit 10.5 of the Current Report on Form 8-K filed on November 4, 2019).

10.6	Form of Investor Note (incorporated by reference to Exhibit 10.6 of the Current Report on Form 8-K filed on November 4, 2019).

10.7	Form of Master Netting Agreement (incorporated by reference to Exhibit 10.7 of the Current Report on Form 8-K filed on November 4, 2019).

10.8	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.8 of the Current Report on Form 8-K filed on November 4, 2019).

10.9	Form of Voting Agreement (incorporated by reference to Exhibit 10.9 of the Current Report on Form 8-K filed on November 4, 2019).

10.10	Form of Amended and Restated Leak-Out Agreement (incorporated by reference to Exhibit 10.10 of the Current Report on Form 8-K filed on November 4, 2019).

23.1	Consent of Citrin Cooperman & Company, LLP (filed herewith).

23.2	Consent of Graubard Miller (included in its opinion filed as Exhibit 5.1).

24	Power of Attorney (set forth on signature page).

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